M-SYSTEMS FLASH DISK PIONEERS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004

IN U.S. DOLLARS

____ 1 ____

ERNST & YOUNG

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

M-SYSTEMS FLASH DISK PIONEERS LTD.

We have audited the accompanying consolidated balance sheets of M-Systems Flash Disk Pioneers Ltd. ("the Company") and its subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 2002 financial statements of a wholly-owned subsidiary, which statements reflect total revenues constituting 26% of the related consolidated total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts and data included for this subsidiary, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 2002, the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2003 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with United States generally accepted accounting principles.

Tel-Aviv, Israel
KOST FORER GABBAY & KASIERER
January 19, 2005	A Member of Ernst & Young Global

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BDO	BDO Seidman, LLP Accountants and Consultants	125 South Market Street, Suite 800 San Jose, California 95113-2205 Telephone: (408) 278-0220 Fax: (408) 278-0230

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
M-SYSTEMS, INC.

We have audited the statements of operations, shareholder`s deficiency, and cash flows of M-Systems, Inc. (a wholly owned subsidiary of M-Systems Flash Disk Pioneers Ltd.) for the year ended December 31, 2002 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company`s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of M-Systems, Inc. for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 5, the Company's revenues consist of commission income from its parent company that are generated under terms and conditions prescribed by its parent company. Further, as of December 31, 2002, the Company has a net liability of $10,354,000 due to its parent company and is economically dependant upon its parent company for continuing financial support. The financial statements of M-Systems, Inc. may not necessarily be indicative of the financial position, results of operations and cash flows of the Company had it operated without its affiliation with and continuing financial support of its parent company.

San Jose, California	/s/ BDO Seidman, LLP
January 8, 2003

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share data

	December 31,
	2003	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,218	$50,187
Short-term bank deposits	1,161	41,696
Short-term held-to-maturity marketable securities (Note 3)	7,356	56,871
Trade receivables (net of allowance for doubtful accounts - $246 in 2003 and $216 in 2004)	19,722	41,503
Other accounts receivable and prepaid expenses	3,162	3,962
Inventories (Note 4)	45,857	56,160
Total current assets	102,476	250,379
LONG-TERM INVESTMENTS:
Severance pay funds	2,532	3,397
Long-term held-to-maturity marketable securities (Note 3)	46,072	25,959
Investment in a venture (Note 5)	350	8,988
Investments in other companies and long-term receivables (Note 6)	11,010	11,183
Total long-term investments	59,964	49,527
PROPERTY AND EQUIPMENT, NET (Note 7)	17,481	20,203
GOODWILL (Note 9)	477	477
OTHER INTANGIBLE ASSETS, NET (Note 8)	90	863
Total assets	$180,488	$321,449
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$14,203	$19,488
Related party trade payables (Note 15)	3,582	6,027
Deferred revenues	11,920	4,625
Other accounts payable and accrued expenses (Note 10)	6,944	21,493
Total current liabilities	36,649	51,633
LONG-TERM LIABILITIES:
Accrued severance pay	3,190	4,263
Other long-term liabilities (Note 8)	-	488
Total long-term liabilities	3,190	4,751
MINORITY INTEREST IN A SUBSIDIARY	24	-
COMMITMENTS AND CONTINGENT LIABILITIES (Note 11)
SHAREHOLDERS' EQUITY (Note 12):
Share capital:
Ordinary shares of NIS 0.001 par value: Authorized - 100,000,000 shares at December 31, 2003 and 2004; Issued and outstanding - 29,082,615 shares at December 31, 2003 and 35,508,648 shares at December 31, 2004	8	10
Additional paid-in capital	196,808	297,096
Accumulated deficit	(56,191)	(32,041)
Total shareholders' equity	140,625	265,065
Total liabilities and shareholders' equity	$180,488	$321,449

The accompanying notes are an integral part of the consolidated financial statements.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except share and per share data

	Year ended December 31,
	2002	2003	2004

Revenues (Note 17):
Product sales	$63,256	$123,801	$310,698
Other	1,561	6,253	36,853
Total revenues	64,817	130,054	347,551
Costs and expenses:
Cost of goods sold	44,415	93,114	264,799
Research and development, net (Note 16a)	11,974	14,714	24,834
Selling and marketing	12,547	19,419	31,077
General and administrative	4,000	4,852	6,771
Total costs and expenses	72,936	132,099	327,481
Operating income (loss)	(8,119)	(2,045)	20,070
Financial income, net (Note 16b)	2,619	2,711	3,897
Other income, net	-	131	183
Income (loss) before minority interest in losses of a subsidiary	(5,500)	797	24,150
Minority interest in losses of a subsidiary	-	117	-
Net income (loss)	$(5,500)	$914	$24,150
Basic net earnings (loss) per share (Note 13)	$(0.20)	$0.03	$0.71
Diluted net earnings (loss) per share (Note 13)	$(0.20)	$0.03	$0.66
Weighted average number of Ordinary Shares used in computing basic net earnings (loss) per share	26,953,410	28,178,228	34,195,642
Weighted average number of Ordinary Shares used in computing diluted net earnings (loss) per share	26,953,410	30,513,485	36,823,118

The accompanying notes are an integral part of the consolidated financial statements.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS` EQUITY

U.S. dollars in thousands

	Share capital	Additional paid-in capital	Accumulated deficit	Total shareholders' equity
Balance as of January 1, 2002	$8	$184,648	$(51,605)	$133,051

Exercise of share options, net	*) -	303	-	303
Issuance of shares related to employee stock purchase plan	*) -	436	-	436
Net loss	-	-	(5,500)	(5,500)

Balance as of December 31, 2002	8	185,387	(57,105)	128,290

Issuance of shares, net of $207 issuance expenses	*) -	7,898	-	7,898
Exercise of share options, net	*) -	2,918	-	2,918
Issuance of shares related to employee stock purchase plan	*) -	605	-	605
Net income	-	-	914	914

Balance as of December 31, 2003	8	196,808	(56,191)	140,625

Issuance of shares, net of $9,160 of issuance expenses	2	95,363	-	95,365
Exercise of share options, net	*) -	3,903	-	3,903
Issuance of shares related to employee stock purchase plan	*) -	1,022	-	1,022
Net income	-	-	24,150	24,150

Balance as of December 31, 2004	$10	$297,096	$(32,041)	$265,065

*) Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net income (loss)	$(5,500)	$914	$24,150
Adjustments required to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,234	2,480	2,885
Undistributed equity in earnings of a venture	-	-	(8,638)
Accrued interest on short-term bank deposits	(502)	(121)	(522)
Interest accrued and amortization of premium and discount on held-to-maturity marketable securities	167	606	(2,393)
Gain on sale of available-for-sale marketable securities	(70)	-	-
Loss on sales of property and equipment			53
Gain on sale of investment in Taiwanese company	-	(131)	(236)
Accrued severance pay, net	(80)	227	208
Minority interest in losses of subsidiary	-	(117)	(24)
Long-term lease deposits, net	7	(68)	(151)
Decrease (increase) in trade receivables	205	(14,802)	(21,781)
Increase in other accounts receivable and prepaid expenses	(903)	(1,212)	(869)
Increase in inventories	(5,469)	(28,757)	(10,303)
Increase in trade payables	5,248	6,159	5,285
Increase in related party trade payables	-	3,582	2,445
Increase (decrease) in deferred revenues	1,840	7,161	(7,295)
Increase in other accounts payable and accrued expenses	79	2,029	13,007
Net cash used in operating activities	(2,744)	(22,050)	(4,179)

Cash flows from investing activities:
Investment in held-to-maturity marketable securities	(30,955)	(31,194)	(52,122)
Purchase of property and equipment	(1,292)	(2,805)	(5,425)
Loans to employees, net	(76)	(27)	(4)
Issuance of shares to minority shareholder in a subsidiary	-	141	-
Proceeds from sale of available-for-sale marketable securities	8,283	-	-
Proceeds from maturities of held-to-maturity marketable securities	3,000	18,057	25,113
Proceeds from sales of property and equipment	33	24	14
Proceeds from sale of investment in Taiwanese company	-	150	287
Short-term bank deposits, net	(22,862)	22,324	(40,013)
Investment in private companies	(207)	(656)	-
Acquisition of a business (1)	-	-	(534)
Net cash provided by (used in) investing activities	(44,076)	6,014	(72,684)

The accompanying notes are an integral part of the consolidated financial statements.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont.)

U.S. dollars in thousands

	Year ended December 31,
	2002	2003	2004
Cash flows from financing activities:
Proceeds from issuance of share capital, net	-	7,898	96,858
Proceeds from exercise of share options, net	303	2,918	3,942
Proceeds from issuance of shares related to employee stock purchase plan	436	605	1,032
Net cash provided by financing activities	739	11,421	101,832
Increase (decrease) in cash and cash equivalents	(46,081)	(4,615)	24,969
Cash and cash equivalents at the beginning of the year	75,914	29,833	25,218
Cash and cash equivalents at the end of the year	$29,833	$25,218	$50,187

Non-cash financing activities:
Accrued issuance expenses	$ -	$ -	$1,542

(1) Acquisition of a business:

Year ended December 31, 2004
Assets acquired and liabilities assumed on the acquisition date:
Intangible assets	1,022
Long-term liabilities	(488)

Cash paid	$ 534

The accompanying notes are an integral part of the consolidated financial statements.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 1:-    GENERAL

a.      M-Systems Flash Disk Pioneers Ltd. (the "Company") designs, develops and markets innovative flash data storage solutions for digital consumer electronics markets. The Company primarily targets two digital consumer electronics markets: the USB (universal serial bus) flash drive market with the Company's DiskOnKey products and the multimedia mobile handset market with the Company's Mobile DiskOnChip product. The Company's DiskOnKey product is a personal, portable, thumb-sized flash disk drive for the storage and transfer of digital data files, including audio and video files and pictures. The Company's Mobile DiskOnChip product is a set of reliable, high-capacity, high performance and cost-effective embedded memory solutions for data and code storage. The Company also sells flash data storage products to the embedded systems market. The Company's DiskOnChip for embedded systems provides the functionality of a mechanical hard drive on a solid-state silicon chip including for digital set-top boxes and thin client computers. The Company's FFD (Fast Flash Disk) products provide a ruggedized solid state flash disk product for industrial applications that require reliable and high performance data storage.

As of December 31, 2004, the Company has wholly-owned subsidiaries in the United States, Netherlands, Taiwan, China, U.K., Japan and Israel, and several inactive subsidiaries.

b.      The Company's flash memory based products require flash components, which are currently supplied by Toshiba Corporation ("Toshiba") and Samsung Electronics Co., Ltd. ("Samsung") or with respect to some components, by only one of the two suppliers. The Company depends on Toshiba and Samsung for flash memory components and any shortage or disruption in its supply from these sources or achievement of lower yield than expected will adversely affect the Company's results of operations and financial condition. The Company expects to depend upon Toshiba and Samsung for a significant portion of its anticipated flash memory requirements. If either Toshiba or Samsung fails to comply with its supply commitment to the Company or downsizes its flash components fabrication business, or if either Toshiba or Samsung terminates its supplier relationship with the Company or supplies the Company with flash memory components with a lower than customary yield, the Company's business, financial condition and operating results will be adversely affected. In addition, if those flash component suppliers do not continue to invest in the required advancements in their flash memory technology and flash memory products, the Company's business, financial condition and operating results may suffer.

The Company depends on third parties to manufacture and supply components for its products, including the capacitors, printed circuit boards and the application specific integrated circuit ("ASIC") components used in the DiskOnKey and in some of the DiskOnChip products. For some components, the Company relies on a single source of supply. In particular, the Company has an agreement with Atmel Sarl, its single source of supply for certain ASIC components developed specifically for the DiskOnKey products as well as a third party for some off-the-shelf ASIC components. Because the Company depends on individual suppliers for certain key components, and generally does not have a long-term supply contract with its suppliers, it faces the risk of inadequate component supply, price increases, late deliveries and poor component quality, as suppliers may terminate their relationships with the Company or pursue other relationships with the Company's competitors.

For information regarding the Company's principal markets and major customers, see Note 17.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-    GENERAL (Cont.)

c.       In July 2003, the Company announced a set of new agreements with Toshiba that broadened its existing strategic relationship. The new agreements consisted principally of a master purchase agreement for the provision of flash components and Mobile DiskOnChip and DiskOnChip products, a cross-license agreement, a development and license agreement, agreements establishing a venture relating to USB flash drives, and a share purchase agreement for the investment in the Company's ordinary shares by Toshiba.

Under the master purchase agreement, Toshiba has improved the overall terms under which the Company purchases from Toshiba raw flash components and Mobile DiskOnChip and DiskOnChip products. Under this agreement, the Company is required to make rolling forecasts that are binding on the Company to varying extents, and Toshiba is committed to supplying the Company with flash components and Mobile DiskOnChip and DiskOnChip products in accordance with the Company's forecasts. The agreement has a seven-year term.

The cross-licensing agreement with Toshiba provides Toshiba with a license to all patents of the Company and provides the Company with a license to specified patents of Toshiba.

In addition, the Company and Toshiba established, under a set of agreements, a venture (the "Venture" ) designed to enable the Company and Toshiba to benefit from a portion of each party's respective sales of USB flash drives (see also Note 5).

Under the share purchase agreement, the Company issued 330,811 ordinary shares to Toshiba at fair market value, for total consideration of $3,877 (net of issuance expenses in the amount of $123), and granted Toshiba an option, which expired without being exercised, to increase its stake in the Company to up to 4.99% of the aggregate shares outstanding at the time of exercise,

d.       In February 2004, the Company completed a secondary offering of its Ordinary shares, which provided net proceeds for the Company of approximately $95,365. In the offering, the Company issued 5,650,000 Ordinary shares, at a price of $18.5 per share.

e.       On August 13, 2004, the Company entered into agreements with SanDisk Corporation for the joint development, standardization and promotion of a next-generation USB flash drive platform. In connection with this collaboration, in December 2004, the parties established U3 LLC, a Delaware limited liability company which is equally held by both parties.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial statements in U.S. dollars:

Substantially all of the revenues of the Company and its subsidiaries are generated in U.S. dollars ("dollars"). In addition, a substantial portion of the Company's and its subsidiaries' costs is incurred in dollars. Since management believes that the dollar is the primary currency in the economic environment in which the Company and its subsidiaries operate, the dollar is their functional and reporting currency. Accordingly, amounts in currencies other than U.S dollars have been translated as follows:

Monetary balances - at the exchange rate in effect on the balance sheet date.

Revenues and costs - at the exchange rates in effect as of the date of recognition of the transactions.

All exchange gains and losses from the remeasurement mentioned above are reflected in the statement of operations in financial expenses (income), net.

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries ("the Group"). Intercompany balances and transactions including profits from intercompany sales not yet realized outside the Group, have been eliminated upon consolidation.

Cash equivalents:

Cash equivalents include short-term, highly liquid investments that are readily convertible to cash with original maturities of three months or less.

Short-term bank deposits:

Short-term bank deposits are deposits with maturities of more than three months but less than one year. Short-term bank deposits are presented at their cost, including accrued interest. The deposits are in U.S. dollars and bear interest at an annual average rate of 1.89%.

Debt securities:

The Company accounts for investments in debt securities in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities.``

Management determines the appropriate classification of its investments in marketable debt securities at the time of purchase and reevaluates such determinations at each balance sheet date.

Debt securities are classified as held-to-maturity investments as the Company has the positive intent and ability to hold the securities to maturity. Such debt securities are stated at amortized cost plus accrued interest. As of December 31, 2004 and 2003, the Company classified all its marketable debt securities as held to maturity investments.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Amortization of premium and accretion of discounts, as well as interest and decline in value judged to be other than temporary, are included in financial income, net.

Inventories:

Inventories are stated at the lower of cost or market value. Inventory write-downs are provided to cover risks arising from slow-moving items, excess inventories, technological obsolescence or market prices lower than cost.

Cost is determined for all types of inventory using the moving average cost method.

Investment in a venture:

The investment in the Venture is accounted for under the equity method. Equity in the earnings of the Venture attributable to sales between the Venture and the Company, but not realized through sales by the Company to third parties, is eliminated.

The Company records the equity in earnings of the Venture attributable to sales made by the Venture to the Company as a reduction in the Company's cost of goods sold, as it represents inter-company profits and a reduction to the cost of the products sold by the Venture to the Company.

Equity in the earnings of the Venture less the portion recognized as reduction of cost of goods sold is presented in the Company's consolidated statement of operations as other revenues.

Management evaluates the investment in the Venture for evidence of an other-than- temporary decline in value. When relevant factors indicate a decline in value that is other than temporary, the Company will record a provision for the decline in value. As of December 31, 2004, no such decline in value has been indicated.

Investments in other companies:

Investments in other companies are stated at cost, since the Company does not have the ability to exercise significant influence over the operating and financial policies of those companies.

Management evaluates investments in other companies for evidence of declines in value, other than temporary declines. When relevant factors indicate a decline in value that is other than temporary, the Company records a provision for the decline in value. A judgmental aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained. Such evaluation is dependent on the specific facts and circumstances. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financings at an amount below the cost basis of the investment. This list is not all inclusive and management weighs all quantitative and qualitative factors in determining if an other-than-temporary decline in value of an investment has occurred. As of December 31, 2004, no such decline in value has been indicated.

Goodwill:

Effective January 1, 2002, the Company adopted the full provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets ("SFAS No. 142").

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Under SFAS No. 142 goodwill is no longer amortized but instead is tested for impairment at least annually (or more frequently if impairment indicators arise).

SFAS No. 142 prescribes a two phase process for impairment testing of goodwill. The first phase screens for impairment; while the second phase (if necessary) measures impairment.

In the first phase of impairment testing, goodwill attributable to each of the reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. As of December 31, 2004, no instances of impairment were found.

Property and equipment:

Property and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Building	4
Computers, manufacturing and peripheral equipment	20 - 50
Office furniture and equipment	6 - 20
Motor vehicles	15
Leasehold improvements	Over the term of the lease

Intangible assets:

Intangible assets are presented at cost. The intangible assets amortized over their useful lives, on the straight line basis for the following periods:

Weighted average amortization period in years
Core technology	3
Patents and know-how	3
Other	5

Impairment of long-lived assets:

The Company's and its subsidiaries' long-lived assets, including identifiable intangibles assets, are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of December 31, 2004, no impairment losses have been identified.

Income taxes:

The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Revenue recognition:

The Company and its subsidiaries generate most of their revenues from selling their data storage products to end customers, distributors, retailers and Original Equipment Manufacturers ("OEM").

Revenues from product sales are recognized in accordance with SEC Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" when delivery has occurred, persuasive evidence of an arrangement exists, the vendor's fee is fixed or determinable, no further obligation exists, and collectibility is probable.

Because of frequent sales price reductions and rapid technological obsolescence in the industry, sales made to distributors and retailers under agreements allowing price protection and/or a right of return are deferred until the distributors or retailers sell the Company's products to the end customers, or the right expires. In addition, when introducing a new product, the Company defers revenues generated by sales of such products until such time as the Company estimates the acceptance of the product by the end customer to be reasonably certain, since at the time of sale the Company does not have sufficient experience to estimate the amount of returns for such products.

Deferred revenues consist of amounts received from customers for which revenues have not been recognized.

Cost of finished goods relating to unrecognized products sales are presented as inventory until such time that these sales are recognized.

Equity in earnings of the Venture, less the portion recognized as a reduction in cost of goods sold, are presented in the statement of operations as other revenues.

The Company receives royalties from licensing the right to use its technology to third parties. The timing of revenue recognition is dependent on the terms of each contract and on the timing of sales by the licensees. The Company recognizes royalty revenues when final reports of the licensee's sales covered by the license agreement, are received from the licensees. Revenues from grants of perpetual licenses for certain patents in consideration for fixed periodic payments, are recognized when the related payments become due.

Research and development costs:

Research and development costs, net of grants received, are charged to the statements of operations as incurred.

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M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Royalty and non-royalty bearing grants:

Royalty-bearing grants from the Office of the Chief Scientist ("OCS") and from the Singapore-Israel Industrial Research and Development Fund ("SIIRD") for funding approved research and development projects are recognized at the time the Company and its subsidiaries are entitled to such grants, on the basis of the costs incurred. Such grants are recorded as a deduction from research and development costs since when received it is not probable that the grants will be repaid (see also Notes 10 and 15a).

The Company received non-royalty-bearing grants from the Information Society Technology Fund ("IST"). The grants are not required to be repaid and are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred. These grants are recorded as a deduction of research and development costs.

Grants from IST, OCS and SIIRD amounted to $212, $0, $63 in 2002, respectively, $414, $177 and $84 in 2003, respectively and $111, $128 and $0 in 2004, respectively.

Warranty costs:

The Company provides warranties for periods between 12 and 60 months at no extra charge. A provision is recorded for estimated warranty costs based on the Company's experience. Warranty expenses for the years ended December 31, 2002, 2003 and 2004 were approximately $272, $166 and $234, respectively.

Advertising expenses:

Advertising expenses are charged to the statements of operations as incurred. Advertising expenses for the years ended December 31, 2002, 2003 and 2004 were $132, $125 and $26, respectively.

Concentrations of credit risk:

Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, short-term bank deposits, marketable securities and trade receivables.

Cash and cash equivalents and short-term bank deposits are invested mainly in U.S. dollars in deposits with major banks worldwide (mainly in Israel, the United States, the Cayman Islands, England and France). Such deposits may be in excess of insured limits and may not be insured at all in some jurisdictions. However, management believes that the financial institutions that hold the investments of the Company and its subsidiaries are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The trade receivables of the Company and its subsidiaries are derived from sales to customers located primarily in the United States, the Far East and Europe. The Company and its subsidiaries generally do not require collateral; however, in certain circumstances, the Company and its subsidiaries may require letters of credit, other collateral, additional guarantees or advanced payments. The Company and its subsidiaries perform ongoing credit evaluations of their customers and insures its trade receivables under foreign trade risks insurance. To date the Company has not experienced material losses. An allowance for doubtful accounts is determined with respect to specific receivables the collection of which may be doubtful.

____ 15 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Investments in marketable securities are conducted through investment banks in France and the United States, and include investments in government and corporate debentures. Corporate debentures are of corporations with investment-grade ratings and credit exposure to any given corporation is limited. Management believes that the financial institutions that hold the Company's investments are financially sound and that the portfolio is well diversified and, accordingly, minimal credit risk exists with respect to these investments.

The Company and its subsidiaries have no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Accounting for stock-based compensation:

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees,`` and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation,`` in accounting for its employee stock option plans. According to APB 25, compensation expense is measured under the intrinsic value method, whereby compensation expense is equal to the excess, if any, of the quoted market price of the stock over the exercise price at the grant date of the award."

The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation" ("SFAS No. 148"), which amended certain provisions of SFAS 123. The Company continues to apply the provisions of APB No. 25 in accounting for stock-based compensation.

The expenses related to stock-based employee compensation included in the determination of net income (loss) for 2002, 2003 and 2004 is less than that which would have been recognized if the fair value method had been applied to all awards granted after the original effective date of SFAS No. 123. If the Company and its subsidiaries had elected to adopt the fair value recognition provisions of SFAS No. 123 as of its original effective date, pro forma net income (loss) and pro forma basic and diluted net income (loss) per share would be as follows:

____ 16 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

	Year ended December 31,
	2002	2003	2004
Net income (loss) as reported	$(5,500)	$914	$24,150
Deduct - stock-based compensation expense determined under fair value method for all awards	4,475	5,328	7,962
Pro forma net income (loss)	$(9,975)	$(4,414)	$16,188
Pro forma basic net earnings (loss) per share	$(0.37)	$(0.16)	$0.47
Pro forma diluted net earnings (loss) per share	$(0.37)	$(0.16)	$0.44
Basic net earnings (loss) per share, as reported	$(0.20)	$0.03	$0.71
Diluted net earnings (loss) per shares, as reported	$(0.20)	$0.03	$0.66
Weighted average number of Ordinary Shares used in computing pro forma Basic net earnings per share	26,953,410	28,178,228	34,195,642
Weighted average number of Ordinary Shares used in computing pro forma Diluted net earnings per share	26,953,410	30,513,485	36,427,381

For purposes of pro-forma disclosure, the estimated fair value of the options is amortized to expenses over the options' vesting period, which is four years on an accelerated basis.

The fair value of stock options was estimated at the date of grant using a Black-Scholes option- pricing model with the following weighted-average assumptions for 2002, 2003 and 2004:

	2002	2003	2004
Risk-free Interest Rate	1.5%	1%	3%
Expected Dividend Yield	0%	0%	0%
Expected Volatility	62%	71%	55%
Expected Lives	3.25	3.25	3.25

____ 17 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Severance pay:

The Company's liability for severance pay is calculated pursuant to Israeli and Taiwanese severance pay laws as applicable to the relevant employees, based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Company's liability for all of its employees in Israel is fully covered by monthly deposits with severance pay funds, insurance policies and an accrual. The value of those policies is recorded as an asset in the Company's balance sheet.

The Company's liability for all of its employees in Taiwan is not covered by deposits with severance pay funds or insurance policies, but only by an accrual.

The deposited funds for the Company's Israeli employees include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies, and includes immaterial profits.

Severance expenses for the years ended December 31, 2002, 2003 and 2004 amounted to approximately $531, $1,067 and $1,300 respectively.

Fair value of financial instruments:

The carrying amounts of cash and cash equivalents, short-term bank deposits, trade receivables and other accounts receivable, trade payables and other accounts payable approximate their fair value due to the short-term maturities of such instruments.

The fair value of marketable securities is disclosed in Note 3 and it is based on quoted market prices of the securities.

It was not practical to estimate the fair value of the Company's investments in the Venture and in the shares of non-public companies because of the lack of quoted market prices and the inability to estimate the fair value of each investment without incurring excessive costs. The carrying amounts of these companies were $10,844 and $19,431 at December 31, 2003 and 2004, respectively, and they represent the original cost and in the case of the Venture include the Company's equity in the earnings of the Venture since the date of investment, net of distributions.

Basic and diluted net earnings (loss) per share:

Basic net earnings (loss) per share is computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net earnings per share is computed based on the weighted average number of Ordinary shares and ordinary share equivalents outstanding during each year.

The total weighted average number of outstanding options and warrants excluded from the calculations of diluted net earnings (loss) per share due to their anti-dilutive effect was 3,635,851, 346,052 and 766,190 for 2002, 2003 and 2004, respectively.

Reclassification

Certain amounts from prior years have been reclassified to conform to current period presentation.

____ 18 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Impact of recently issued accounting standards:

In February 2004, the FASB issued the Emerging Issues Task Force ("EITF") Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1"). This EITF was issued to determine the meaning of other-than-temporary impairment and its application to investments in debt and equity securities within the scope of SFAS No. 115. EITF 03-1 also applies to investments in equity securities that are both outside SFAS No. 115's scope and are not accounted for by the equity method, which are defined as "cost method investments". The impairment measurement and recognition guidance in EITF 03-1 is delayed until the final issuance of FSP EITF 03-1-a. The disclosure requirements for cost method investments are effective for annual reporting periods ending after June 15, 2004. The Company does not expect that the adoption of the provisions of EITF 03-1 will have a material effect on its financial position or results of operation.

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." SFAS No. 151 amends Accounting Research Bulletin ("ARB") No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect that the adoption of SFAS No. 151 will have a material effect on its financial position or results of operations

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company expects to adopt Statement 123(R) on July 1, 2005 (the effective date).

Statement 123(R) permits public companies to adopt its requirements using one of two methods:

A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The company plans to adopt Statement 123 using the modified-prospective method.

____ 19 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

As permitted by Statement 123, the company currently accounts for share-based payments to employees using Opinion 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. In addition, non-compensatory plans under APB 25 will be considered compensatory for FAS 123(R) purposes. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on the Company result of operations, although it will have no impact on the Company overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in Note 2 to the consolidated financial statements.

NOTE 3:-    DEBT SECURITIES

The following is a summary of held-to-maturity debt securities:

	December 31,
	2003				2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair market value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair market value
Government debts	$15,636	$334	$(136)	$15,834	$12,470	$148	$(178)	$12,440
Corporate debts	37,792	765	(355)	38,202	70,360	170	(350)	70,180
	$53,428	$1,099	$(491)	$54,036	$82,830	$318	$(528)	$82,620

Aggregate maturities of held-to-maturity securities for years subsequent to December 31, 2004 are:

	Amortized cost	Estimated fair market value
2005 (short-term marketable securities)	$56,871	$ 56,840
2006	8,203	8,355
2007	5,178	5,217
2008	1,072	1,066
2013	2,068	1,995
2014	1,008	985
2015	2,004	2,004
2018	5,421	5,188
2019	1,005	970
	$82,830	$82,620

As of December 31, 2004, the Company holds investments in structured notes in the amount of $12,527. The structured notes include mainly inverse floaters and range accruals.

Range accruals are bonds where the coupon is paid only if a specified interest rate stays within a pre-established range, otherwise the bond pays 0%. Inverse floaters are bonds where the coupon varies in accordance with changes in specified interest rates or indices (for example, LIBOR).

____ 20 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 3:-    DEBT SECURITIES (Cont.)

During 2003 and 2004, several of the securities were redeemed for consideration of $ 18,057 and $ 21,856, respectively.

NOTE 4:-    INVENTORIES

	December 31,
	2003	2004
Raw materials	$2,314	$10,051
Work in progress	10,431	8,044
Finished goods	33,112	38,065
	$45,857	$56,160

Finished goods include products for which revenues were not recognized during the period in accordance with the Company's revenue recognition policy (see also Note 2) and, to a lesser extent, inventory on consignment to the Company's customers, in the aggregate amount of $ 27,801 at December 31, 2003 and $ 22,593 at December 31, 2004.

NOTE 5:-    INVESTMENT IN A VENTURE

a.      Investment in Venture

	December 31,
	2003	2004

Equity, net	$350	$ 8,988
Total investment in Venture	$350	$8,988
Net equity as follows:
Investment in Venture as of purchase date	$350	$350
Accumulated net earnings (*)	-	31,769
Dividend distribution	-	(23,131)
	$350	$8,988

During the fourth quarter of 2003, the Company established a venture with a strategic partner ("the Venture"), designed to enable the Company and the partner to benefit from a portion of each party's respective sales of USB flash drives. Upon establishment of the Venture the Company and the partner each invested $ 350 in the Venture. The Venture is jointly held and equally controlled by the partner and the Company. Both the partner and the Company have obligations to conduct a portion of their USB flash drive business through the Venture (see also Notes 1 and 2). The investment in the venture is accounted for under the equity method.

(*) prior to inter-company profit elimination.

____ 21 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 5:-    INVESTMENT IN A VENTURE (Cont.)

b.       Summary of the Venture financial information:

	December 31,
	2003	2004

Current assets	$9,131	$29,210
Current Liabilities	$8,431	$11,327
Shareholders' equity	$700	$17,883

	Period from November 1, 2003 to December 31, 2003 *)	Year ended December 31, 2004

Revenues	$4,440	$172,834
Gross profit	$899	$62,786
Net income	$862	$62,675

*) The Venture commenced operations on November 1, 2003

NOTE 6:-    LONG-TERM INVESTMENTS

	December 31,
	2003	2004

Investment in Saifun Semiconductors Ltd. (1)	$10,000	$10,000
Investment in Taiwanese company (2)	494	443
Employee loans and lease deposits	516	740
	$11,010	$11,183

(1)       In October 2000, the Company purchased 586,080 of the outstanding Preferred B shares of NIS 0.01 par value of Saifun Semiconductors Ltd. ("Saifun") for $ 10,000. Saifun is a privately held Israeli company engaged in providing advanced non volatile memory solutions based on its NROM technology. Saifun's founder, Chief Executive Officer and a director was, until December 2002, a member of the Board of Directors of the Company. As of December 31, 2004, the investment represents approximately 2% of the outstanding shares of Saifun.

(2)      During the first quarter of 2002, the Company signed a share purchase agreement, as amended, with a Taiwanese company, with the right to purchase 550,000 preferred shares TWD 10 par value for $ 513.

In April 2002, the Company purchased 184,000 preferred shares, TWD 10 par value, of the Taiwanese company for $ 207.

In June 2003, the Company purchased 366,000 additional preferred shares, TWD 10 par value of the Taiwanese company for $ 309. In December 2003 and 2004, the Company sold 30,000 and 140,000 of its shares in the Taiwanese company for $ 150 and $ 286 and recorded a capital gain in the amounts of $ 131 and $ 236, respectively, which is included in other income.

____ 22 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 6:-    LONG-TERM INVESTMENTS (Cont.)

As of December 31, 2004, the investment represents approximately 3% of the outstanding shares of the Taiwanese company.

NOTE 7:-    PROPERTY AND EQUIPMENT, NET

	December 31,
	2003	2004
Cost:
Land and building (1)	$14,960	$15,754
Computers, manufacturing and peripheral equipment	8,312	11,020
Office furniture and equipment	1,616	1,735
Motor vehicles	124	193
Leasehold improvements	488	624
	25,500	29,326
Accumulated depreciation	8,019	9,123
Depreciated cost (2)	$17,481	$20,203

(1)      During 2004, the Company began the construction of its second facility on the land acquired in 2001 located near the Company's current facility in Kfar-Saba. Costs related to the construction for the year ended December 31, 2004, were $520.

(2)      Registration in the Company`s name of land and building with a depreciated cost of $13,490 and $13,220 as of December 31, 2003 and 2004, respectively, has not yet been completed (See Note 11).

a.       For charges, see Note 11.

b.      Depreciation expenses for the years ended December 31, 2002, 2003 and 2004, were $1,709, $2,056 and $2,636, respectively.

NOTE 8:-    INTANGIBLE ASSETS, NET

	December 31,
	2003	2004
Cost:
Core technology	$1,243	$2,215
Patents, know-how and trade name	248	298
Other	252	252
	1,743	2,765
Accumulated Amortization:
Core technology	1,243	1,432
Patents, know-how and trade name	248	258
Other	162	212
	1,653	1,902
Amortized cost	$90	$863

____ 23 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-    INTANGIBLE ASSETS, NET (Cont.)

a.      In July 2004, the Company acquired the business and assets of Seaside Software Corp. ("Seaside"). The acquisition provided the Company with Seaside Software's enterprise application technology and intellectual property. As consideration for the business acquired the Company paid $ 534. In addition, the company is required to make additional payments, based on sales associated with the business acquired during the period commencing on July 1, 2004 and ending on June 30, 2009 ("contingent consideration").

The acquisition has been accounted for using the "purchase method" of accounting as determined under Statement of Financial Accounting Standard No. 141, "Business Combinations", and accordingly, the purchase price of $ 534 was allocated according to the estimated fair value of the assets acquired and liabilities assumed.

The purchase price was allocated to technology in the amount of $ 1,022, thus resulting in negative goodwill of $ 488. However, since the acquisition involves contingent consideration in accordance with the provisions of SFAS No. 141, the amount of negative goodwill was recorded as long-term liability. Payments made in the future in respect of contingent consideration, will be reduced against the aforementioned liabilities.

b.      Amortization expenses amounted to $ 525, $ 424 and $ 249 for the years ended December 31, 2002, 2003 and 2004, respectively.

c.      Following is the estimated amortization expenses in respect of identifiable intangible assets for the years ended:

December 31,
2005	$378
2006	341
2007	144

NOTE 9:-    GOODWILL:

In June 1998, the Company established a subsidiary in Japan, M-Systems Flash Disk Pioneers (Japan), Inc. ("MSJ"). The Company owned 67% of this company. In June 2001, the Company exercised its option and purchased all the remaining shares of MSJ held by the minority shareholders for a total cash consideration of $ 235. The acquisition was accounted for using the purchase method, resulting in goodwill of $ 235.

The acquisition of the business and assets of Fortress, in September 2000, resulted in goodwill of $ 326 .

As of December 31, 2003 and 2004, the unamortized cost of the goodwill from both acquisitions was $ 477.

____ 24 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 10:-  OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2003	2004
Employees and payroll accruals	$3,358	$10,902
Accrued expenses	2,620	8,356
Accrued royalty expenses	459	678
Provision for warranty	347	581
ESPP obligation	154	153
Other	6	823

	$6,944	$21,493

NOTE 11:-  COMMITMENTS AND CONTINGENT LIABILITIES

Royalty commitments:

Under the Company's research and development agreements with the Office of the Chief Scientist ("OCS") and Singapore-Israel Industrial Research and Development ("SIIRD"), the Company is required to pay royalties at the rate of 1.5%-5% of sales of products developed with funds provided by the OCS and SIIRD, up to an amount equal to 150% of the OCS and 100% of the SIIRD research and development grants (dollar-linked) related to such projects. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales, no payment is required. Royalties payable with respect to grants received under programs approved by the OCS after January 1, 1999, are subject to interest on the U.S. dollar-linked value of the total grants received at the annual rate of LIBOR applicable to U.S. dollar deposits.

Expenses in respect of royalties relating to repayment of grants from the OCS amounted to $ 0, $ 459 and $ 219 for the years ended December 31, 2002, 2003 and 2004, respectively. The royalties were recorded as part of cost of goods sold.

As of December 31, 2004, the Company had an outstanding contingent obligation to pay royalties of $ 678, in respect of these grants.

Lease commitments:

The Company's facilities, its subsidiaries facilities and its vehicles are leased under several operating lease agreements, which expire on various dates, the latest of which is in 2007.

Future minimum lease commitments under non-cancelable operating leases are as follows:

	Year ended December 31,
	2005	2006	2007
Facilities	$688	$487	$188
Vehicles	1,888	1,480	656
Total	$2,576	$1,967	$844

Facilities lease expenses for the years ended December 31, 2002, 2003 and 2004, were approximately $ 456, $ 386 and $ 661, respectively.

Vehicles lease expenses for the years ended December 31, 2002, 2003 and 2004 were approximately $ 763, $ 1,169 and $ 1,516, respectively.

____ 25 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:-  COMMITMENTS AND CONTINGENT LIABILITIES

Guarantees:

The Company issued a guarantee in the amount of $139 to Tel Aviv district court in connection with a litigation initiated by the company ..The Company issued a guarantee in the amount of $1,000 for one of its suppliers.

Charges:

Land and the building are free and clear of all encumbrances except for a mortgage over the land and a building securing a loan taken out by the sellers of the property from Bank Leumi Le-Israel. The Company has deposited in escrow on behalf of the seller the balance of the loan required to be paid in order to remove the mortgage. Such funds will be released to Bank Leumi Le-Israel upon the completion of the registration of the land and the building in the name of the Company at which time the mortgage will be removed.

Litigation:

In October 2003, Jaco Electronics Inc. (a distributor of the Company) ("Jaco") filed a claim against the Company's U.S. subsidiary. In this action, the claimant alleged, among other things, fraud and misappropriation in connection with Jaco's purchase of the assets of Reptron Electronics Inc. (a former distributor of the Company). Jaco's fraud and related claims arise out of alleged assurances by the Company's U.S. subsidiary in connection with Jaco's purchase of the assets of Reptron. Jaco's misappropriation claim arises out of the alleged use of certain information from Jaco reports. The claimant sought monetary damages in an amount of not less than $10,400, plus punitive damages. The Company filed a motion to dismiss the complaint on December 12, 2003. On August 18, 2004, the Court issued an order granting M-Systems' motion to dismiss the complaint in its entirety. On September 28, 2004, Jaco filed a notice of appeal and has six months from the date of the notice to perfect its appeal. Jaco and M-Systems are currently negotiating a settlement of the appeal according to which the company will not incur any loss. Accordingly, the company did not record any provision.

NOTE 12:-  SHAREHOLDERS' EQUITY

The Ordinary shares of the Company are traded on the NASDAQ National Market.

General:

The Ordinary shares entitle their holders to receive notice to participate and vote in general meetings of the Company, the right to share in distributions upon liquidation of the Company, and to receive dividends, if declared.

In March 2000, the Company issued 4,735,000 Ordinary shares at $34.125 per share in consideration of net proceeds of approximately $148,226 in a public offering.

On December 31, 2002 investors exercised 623,378 warrants remaining from warrants issued to them as part of a round of financing in 1999 into 406,140 shares, through a cashless exercise mechanism.

In May 2003, the Company entered into a Share Purchase Agreement with a director, for the purchase by the director of 500,000 unregistered Ordinary shares of the Company, at fair market value. In July 2003, the shares were issued for $4,021 (net of issuance expenses of $84).

____ 26 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 12:-  SHAREHOLDERS' EQUITY (Cont.)

In August 2003, the Company issued 330,811 unregistered Ordinary shares to Toshiba, at fair market value, for $ 3,877 (net of issuance expenses of $ 123) and granted Toshiba an option, exercisable until July 30, 2004, to increase its stake in the Company to up 4.99% of the aggregate shares outstanding at the time of exercise. Toshiba did not exercise the option prior to its expiration on July 30, 2004. (see also Note 1).

In February 2004, the Company completed a secondary offering of its Ordinary shares, which provided net proceeds for the Company of approximately $95,365 (net of issuance expenses of approximately $9,160). In the offering the Company issued 5,650,000 ordinary shares at a price of $18.5 per share (see also Note 1).

Stock option plans:

a.      Between 1993 and 2002, the Company implemented two Employee Stock Option Plans, the Incentive and Restricted Stock Option Plan ("the IRSO Plan") and the Employee Stock Option Plan ("the ESOP Plan") for directors, officers, employees, consultants and contractors of the Company and its subsidiaries. Options were granted at an exercise price that was equal to the fair market value of the share at the date of grant. These options vested over a period of four years, 50% after two years and an additional 25% vest each year thereafter. The IRSO Plan and ESOP Plan expired in 2003.

b.      In November 2002, the Company approved a new option plan known as the "2003 Stock Option and Restricted Stock Incentive Plan" (the "2003 Plan"). Under the 2003 Plan, 5,000,000 options to purchase Ordinary shares were reserved for grant to employees, officers, directors, service providers and consultants of the Company and its subsidiaries. On November 11, 2004, the Company's shareholders resolved to increase the number of Ordinary shares reserved for issuance under the 2003 Plan by an additional 3,000,000 Ordinary shares. As of December 31, 2004, options to purchase 3,446,985 Ordinary shares remained available for future grant. The exercise prices of options granted under the 2003 Plan are to be determined by the Board of Directors at the time of grant. The options granted expire no later than 10 years from the date of grant. The 2003 Plan expires in 2013. Any options that are cancelled or forfeited before expiration become available for future grant.

The options vest ratably over a period of four years, with the first portion vesting not earlier than two years after the grant of the option.

The options were granted at an exercise price that was equal to the fair market value of the share at the date of grant.

c.      The following is a summary of the Company's employees' and directors' option activity under the IRSO, ESOP and 2003 Plan and related information:

____ 27 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 12:-  SHAREHOLDERS' EQUITY (Cont.)

	Year ended December 31,
	2002		2003		2004
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Options outstanding at beginning of year	3,560,138	$6.37	3,813,654	$6.30	5,874,059	$8.81
Granted	855,166	$6.68	3,143,900	$10.64	1,896,180	$18.01
Exercised	(154,250)	$1.96	(683,095)	$4.31	(700,950)	$5.63
Forfeited	(447,400)	$9.04	(400,400)	$6.86	(530,714)	$11.69
Options outstanding at end of year	3,813,654	$6.30	5,874,059	$8.81	6,538,575	$11.59
Options exercisable at end of year	1,213,003	$5.47	1,449,926	$6.50	1,439,631	$7.36
Weighted average fair value of options granted during the year, at grant date		$2.92		$5.27		$10.89

The options outstanding as of December 31, 2004, under the IRSO ESOP and 2003 Plans have been separated into ranges of exercise prices as follows:

Range of exercise price	Options outstanding as of December 31, 2004	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of December 31, 2004	Weighted average exercise price of options exercisable
$1.75 - 2.75	326,958	3.41	$1.93	326,958	$1.93
$3.75 - 5.30	448,991	6.87	4.43	269,145	4.34
$5.41 - 6.20	1,895,335	7.68	5.55	298,510	6.04
$7.02 - 8.75	465,691	7.36	7.32	177,183	7.21
$10.10 - 12.75	380,985	6.95	12.3	232,235	12.27
$14.02 - 16.25	839,415	9.35	15.27	15,000	16.25
$17.70 - 18.00	871,400	8.98	17.7	3,500	18.0
$19.0 - 19.90	1,255,400	9.73	19.84	62,700	19.50
$24.50 - 25.00	54,400	5.55	24.59	54,400	24.66
	6,538,575	8.11	$11.59	1,439,631	$7.36

All options were granted at exercise prices that were equal to the market prices at the date of grant and, therefore, no compensation expenses were charged against income in respect of the aforementioned plans in the years ended December 31, 2002, 2003 and 2004.

____ 28 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 12:-  SHAREHOLDERS' EQUITY (Cont.)

Employee stock purchase plan ("ESPP"):

During 2001, the Company adopted its Global and U.S. ESPP (the "Stock Purchase Plans"). The Stock Purchase Plans provide eligible employees with the opportunity to purchase up to 550,000 Ordinary shares under the Global ESPP and 200,000 Ordinary shares under the U.S. ESPP. Under the plans' terms, employees may purchase shares through periodic deductions of 1% - 10% of their salary. The number of shares to be issued in return for amounts deducted in a six-month period (the "Offering Period") will be determined at the end of the Offering Period and will be equal to the lower of 85% of the closing bid of the Company's shares on the Nasdaq National Market on the first day or the last day of the Offering Period. During 2002, 2003 and 2004, the Company issued 64,592, 83,348 and 75,083 Ordinary shares, respectively, to eligible employees at average prices of $ 6.85, $ 7.31 and $ 19.00 per share, respectively.

As of December 31, 2004, 508,664 Ordinary shares are available for future issuances under the Stock Purchase Plan.

Dividends:

In the event that cash dividends are declared in the future, such dividends will be paid in NIS or in foreign currency subject to any statutory limitations. The Company does not intend to pay cash dividends in the foreseeable future. The Company has decided not to declare dividends out of tax-exempt earnings.

NOTE 13:-  NET EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of historical basic and diluted net earnings (loss) per share:

	Year ended December 31,
	2002	2003	2004
Numerator:
Numerator for basic and diluted net earnings (loss) per share - income (loss) available to Ordinary shareholders	$(5,500)	$914	$24,150
Denominator:
Denominator for basic net earnings (loss) per share	26,953,410	28,178,228	34,195,642
Effect of dilutive securities:
Employee stock options and stock purchase plan	-	2,335,257	2,627,476
Denominator for diluted net earnings (loss) per share	26,953,410	30,513,485	36,823,118

In 2002, 2003 and 2004, options and warrants in the amount of 3,635,851, 346,052 and 766,190, respectively, were excluded from the computation of diluted earnings (loss) per share due to their anti-dilutive effect.

____ 29 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 14:-   INCOME TAXES

Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the "Capital Investment Law"):

Most of the Company's production facilities have been granted "Approved Enterprise" status under the Capital Investments Law currently under six separate investment programs. Pursuant to the Capital Investments Law, the Company has elected the "alternative benefits" track and has waived Government grants in return for a tax exemption.

The Company is also a "foreign investors' company", as defined by the Capital Investments Law, and, as such, is entitled to a 10-year period of benefits and may be entitled to reduced tax rates of between 10% and 25% (based on the percentage of foreign ownership in each taxable year).

For the Company's six investment programs, the tax benefits are as follows: Income derived from investment programs, that commenced operations prior to or during 1996 is tax exempt for the first four years of the 10-year tax benefit period, and is entitled to a reduced tax rate of 20% during the remaining benefit period. Income derived from investment programs that commenced operations after 1996, is tax exempt for the first two years of the 10-year tax benefit period, and is entitled to a reduced tax rate of 10%-25% during the remaining benefit period. The period of benefits for all these investment programs has not yet commenced, since the Company has not yet reported taxable income.

The period of tax benefits detailed above is subject to time limits of the earlier of 12 years from commencement of production, or 14 years from receiving the approval. Accordingly, the period of benefits relating to all investment programs will expire in the years 2005 through 2012.

In connection with the purchase of Fortress, the Company established a research and development facility in Omer, Israel, at the site of Fortress' facilities. Income derived from the Omer facility is tax exempt for a 10-year period. The Company reached an agreement with the Israeli tax authorities and the Investment Center on the percentage of revenues which are deemed attributable to the facility in Omer.

The Company manufactures part of its products outside of Israel, using foreign contract manufacturers. This may effect the tax benefits to which the Company is entitled. The Company is currently negotiating this matter with the Israeli tax authorities and the Investment Center.

The entitlement to the above benefits is conditional upon the Company fulfilling the conditions stipulated by the Capital Investments Law, regulations published thereunder and the instruments of approval for the specific investments in "approved enterprises". In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, including interest.

In the event of a distribution of such tax-exempt income including, among other things, a cash dividend, the Company will be required to pay tax at the rate of 10%-25% on the amount distributed. In addition, these dividends will be subject to a 15% withholding tax.

The Company's Board of Directors has determined that such tax-exempt income will not be distributed as dividends. Accordingly, no deferred taxes have been provided on income attributable to the Company's "Approved Enterprise".

____ 30 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 14:-   INCOME TAXES (Cont.)

The Capital Investments Law also grants entitlement to claim accelerated depreciation on equipment used by the "Approved Enterprise" during the first five tax years.

If the Company derives income from sources other than an "Approved Enterprise", such income will be taxable at the regular corporate tax rate of 35% in 2004 and 34%, 32%, 30% in 2005, 2006, 2007, respectively.

Tax benefits under the Law for the Encouragement of Industry (Taxes), 1969:

The Company and its Israeli subsidiary currently qualify as an "industrial company" under the above law and, as such, are entitled to certain tax benefits, mainly accelerated depreciation of machinery, equipment and building, and the right to claim public issuance expenses and amortization of patents and other intangible property rights as a deduction for tax purposes.

Taxable income under the Inflationary Income Tax (Inflationary Adjustments) Law, 1985:

Results of the Company and its Israeli subsidiary for tax purposes are measured and reflected in real terms in accordance with the changes in the Israeli Consumer Price Index (the "CPI"). As explained in Note 2, the financial statements are presented in U.S. dollars. The difference between the rate of change in Israeli CPI and the rate of change in the NIS/U.S. dollar exchange rate causes a difference between taxable income or loss and the income or loss before taxes reflected in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on temporary differences resulting from change in exchange rates and indexing for tax purposes.

Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	December 31,
	2003	2004
Deferred tax assets:
Net operating loss carryforward of subsidiaries	$4,761	$4,738
Reserve and allowances	929	655
Total deferred tax asset before valuation allowance	5,690	5,393
Valuation allowance	(5,690)	(5,393)
Net deferred tax asset	$-	$ -

As of December 31, 2004, the Company's subsidiaries have provided valuation allowances of $ 5,393 in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences. The net change in the valuation allowance in 2004 amounted to a decrease of $ 297. Management currently believes that since the Company's subsidiaries have a history of losses it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

____ 31 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 14:-   INCOME TAXES (Cont.)

Income (loss) before minority interest consists of the following:

	Year ended December 31,
	2002	2003	2004
Domestic	$(1,509)	$956	$22,675
Foreign	(3,991)	(159)	1,475
	$(5,500)	$797	$24,150

Net operating loss carryforward:

The Company and its Israeli subsidiary have accumulated losses for Israeli income tax purposes as of December 31, 2004, in the amount of approximately $ 30,000. These losses may be carried forward (linked to the Israeli CPI) and offset against taxable income in the future for an indefinite period. The Company expects that during the period these tax losses are utilized, its income would be substantially tax-exempt. Accordingly, there will be no tax benefit available from such losses and no deferred income taxes have been included in these consolidated financial statements.

As of December 31, 2004, M-Systems, Inc. had U.S. federal net operating loss carryforwards of approximately $ 11,023 that can be carried forward and offset against taxable income. These loss carryforwards expire during the years 2009 to 2023. Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state law provisions. The annual limitations may result in the expiration of net operating losses before utilization.

As of December 31, 2004, M-Systems Taiwan and M-Systems Japan had net operating loss carryforwards of approximately $ 2,470 and $ 1,548, respectively, which can be carried forward and offset against taxable income during the years 2005 to 2007.

Reconciliation of the theoretical tax expense (benefit) to the actual tax expense (benefit):

The main reconciling items of the statutory tax rate of the Company (2002,2003 -36%, 2004-35%) to the effective tax rate (0%) are tax exempt income due to approved enterprise status in the Company, valuation allowance provided for deferred tax assets (in 2002 and 2003) and reversal of valuation allowance in 2004.

____ 32 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 15:-   RELATED PARTY TRANSACTIONS

The balances and transactions with related parties were as follows (for additional information see Note 1c and Note 5):

	December 31,
	2003	2004
a. Balances with related party:- Trade Payables - Venture	$3,582	$6,027

	Year ended December 31,
	2003	2004
b. Transactions with related party:- Equity in the earnings of the Venture	$-	$22,233
Purchases from the Venture (1)	$4,440	$73,448
Sales of components to the Venture (2)	$798	$9,796

(1)      After elimination of the Company's share in the profits resulting to the Venture from these transactions.

(2)      Sales of components to the Venture are not recognized as revenues but are instead offset against the purchase of such components.

NOTE 16:-   SELECTED STATMENTS OF OPERATIONS DATA

	Year ended December 31,
	2002	2003	2004
a. Research and development expenses, net:
Total expenses	$12,249	$15,389	$25,073
Less - grants and participations	275	675	239
	$11,974	$14,714	$24,834
b. Financial income, net:
Financial income:
Interest on marketable securities, net	$1,391	$1,928	$2,458
Interest on bank deposits	1,164	511	1,051
Gain on sale of available-for-sale marketable securities	70	-	-
Foreign currency translation differences	157	453	392
Other	117	196	189
	2,899	3,088	4,090
Financial expenses:
Foreign currency translation differences, net	174	206	39
Bank commissions	74	101	99
Other	32	70	55
	280	377	193
Financial income, net	$2,619	$2,711	$3,897

____ 33 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 17:-   CUSTOMERS AND GEOGRAPHIC INFORMATION

The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131").The Company manages its business on a basis of one reportable segment. See Note 1 for a description of the Company's business. Total revenues are attributed to geographic areas based on the location of customers.

The following presents total revenues and long-lived assets as of and for the years ended December 31, 2002, 2003 and 2004 according to geographic locations:

	2002		2003		2004
	Total revenues	Long-lived assets	Total revenues	Long-lived assets	Total revenues	Long-lived assets
Israel (*)	$1,678	$16,923	$2,955	$17,652	$24,994	$20,154
United States	17,248	117	41,021	96	109,235	130
Europe	10,605	4	21,031	1	47,942	-
Taiwan	8,282	100	22,623	116	53,534	299
Japan	22,177	76	26,014	78	56,054	71
China	2,167	15	6,816	15	32,769	26
Far East (excluding Taiwan, Japan and China)	2,660	-	9,594	-	23,023	-
	$64,817	$17,235	$130,054	$17,958	$347,551	$20,680

(*) Includes equity in the earnings of the Venture in the amount of $ 22,233 for the year ended December 31, 2004.

Total revenues from external customers are divided as follows:

	Year ended December 31,
	2002	2003	2004
USB Flash Drive	$26,810	$79,358	$228,218
Multimedia mobile handsets	3,613	17,356	69,772
Embedded Systems	31,679	30,727	46,698
Other	2,715	2,613	2,863
	$64,817	$130,054	$347,551

Major customers data as a percentage of total revenues:

	Year ended December 31,
	2002	2003	2004
Customer A	15%	16%	14%
Customer B	10%	3%	-%
Customer C	-%	1%	11%

____ 34 ____

M-SYSTEMS FLASH DISK PIONEERS LTD.
AND ITS SUBISIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 18:-  EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF INDEPENDENT   REGISTERED PUBLIC ACCOUNTING FIRM`S REPORT

M-Systems and a number of its distributors in Singapore are in litigation with Trek Technology (Singapore) Pte Ltd. a company registered in Singapore ("Trek").  In April 2002, Trek received a patent in Singapore for a "Portable Data Storage Device". Trek immediately issued `Cease and Desist` letters to several companies, including M-Systems' distributors in Singapore alleging that M-Systems' DiskOnKey product infringed its patent. M-Systems asked Trek to withdraw its letters and was refused. Consequently, On May 17, 2002 M-Systems filed a lawsuit against Trek for groundless threats and on May 20, 2002 Trek filed a lawsuit against M-Systems' distributors (and later M-Systems itself) for patent infringement. M-Systems is under a contractual obligation to indemnify these  distributors and the Company represents them in the pending litigation.

The trial was held in mid-2004.  On May 12, 2005, the High Court in Singapore ruled in favor of Trek in respect of its application to amend its patent and in respect of its claim for patent infringement against M-Systems  and its distributors in Singapore. The High Court also dismissed M-Systems` claim against Trek for making groundless threats of patent infringement as well as the Companys counterclaim to invalidate the Trek patent.  M-Systems has one month from May 12, 2005 to file a notice of appeal indicating that it intends to appeal.  As of May 12, 2005, M-Systems has an appeal pending against an earlier procedural decision of the High Court which wasn`t addressed yet.

The amount of damages to be paid to Trek, both for legal costs and compensatory damages will be determined by the Court.  The Company`s current estimation, which is based upon the information available to the Company, is that the amount of the damage award will not have a material  impact on the Company`s financial condition or results of operations. As of December 31, 2004, no accrual has been made in respect of the abovementioned litigation since the Company had not deemed it probable that it would incur any loss.

- - - - - - - -

____ 35 ____

[ image ]	. KOST FORER GABBAY & KASIERER 3 Aminadav St. Tel-Aviv 67067, Israel	. Phone: 972-3-6232525 Fax: 972-3-5622555

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
TWINSYS DATA STORAGE LIMITED PARTNERSHIP

We have audited the accompanying statements of assets, liabilities and partners' capital of Twinsys Data Storage Limited Partnership (the "Partnership") as of December 31, 2003 and 2004, and the related statements of income, changes in partners' capital and cash flows for the period from November 1, 2003 to December 31, 2003 and for the year ended December 31, 2004. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2003 and 2004, and the results of its operations and it's cash flows for the period from November 1, 2003 to December 31, 2003, and for the year ended December 31, 2004, in conformity with United States generally accepted accounting principles.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
January 19, 2005	A Member of Ernst & Young Global

____ 36 ____

TWINSYS DATA STORAGE LIMITED PARTNERSHIP

STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' CAPITAL

U.S. dollars in thousands

	December 31,
	2003	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 699	$ 6,324
Related parties - trade receivables	4,441	29,008
Other accounts receivable	7	1,578
Inventories (Note 3)	4,825	4,646
Total assets	$ 9,972	$41,556

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Related Parties - trade payables	$ 7,618	$12,346
Trade payables	792	11,235
Accrued distribution payable to partners	862	92
Total liabilities	9,272	23,673

PARTNERS' CAPITAL (Note 4):
Accumulated contributions	700	700
Retained earnings	-	17,183
Total partners' capital	700	17,883
Total liabilities and partners' capital	$ 9,972	$41,556

The accompanying notes are an integral part of the financial statements.

____ 37 ____

TWINSYS DATA STORAGE LIMITED PARTNERSHIP

STATEMENTS OF INCOME

U.S. dollars in thousands

	Period From November 1, 2003 to December 31, 2003 *)	Year ended December 31, 2004
Revenues from related parties	$ 4,440	$172,834
Cost of revenues **)	3,541	110,048
Gross profit	899	62,786
Operating expenses:
General, administrative and other expenses	37	133
Operating income	862	62,653
Financial income	-	22
Net income	$ 862	$ 62,675

*) The Partnership commenced operations on November 1, 2003.

**) Includes purchases from related parties in the amount of $7,575 and $82,936 in the period from November 1,

2003 to December 31, 2003 and for the year ended December 31, 2004 respectively.

The accompanying notes are an integral part of the financial statements.

____ 38 ____

TWINSYS DATA STORAGE LIMITED PARTNERSHIP

STATEMENTS OF CHANGES IN PARTNERS` CAPITAL

U.S. dollars in thousands

	Limited Partners	General Partner	Total
ACCUMULATED CONTRIBUTIONS:
Balance as of November 1, 2003 *)	$ -	$ -	$ -
Capital contributions during 2003	699	1	700
Balance as of December 31, 2003 and December 31, 2004	699	1	700

RETAINED EARNINGS:
Balance as of November 1, 2003 *)	-	-	-
Net income	860	2	862
Accrued distribution to partners	(860)	(2)	(862)
Balance as of December 31, 2003	-	-	-
Net income	62,550	125	62,675
Cash distributions to partners in cash	(45,400)	-	(45,400)
Accrued distribution to partners		(92)	(92)
Balance as of December 31, 2004	17,150	33	17,183
Total partners' capital as of December 31, 2004	$ 17,849	$ 34	$ 17,883

*) The Partnership commenced operations on November 1, 2003.

The accompanying notes are an integral part of the financial statements.

____ 39 ____

TWINSYS DATA STORAGE LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Period From November 1, 2003 To December 31, 2003*)	Year Ended December 31,2004
Cash flows from operating activities:
Net income	$ 862	$ 62,675
Adjustments to reconcile net income for the period to net cash used in operating activities:
Increase in other accounts receivable	(6)	(1,572)
Decrease (increase) in inventories	(4,825)	179
Increase in related parties-trade receivables	(4,441)	(24,567)
Increase in related Parties-trade payables	7,618	4,728
Increase in trade payables	792	10,443
Net cash provided by operating activities	-	51,886

Cash flows from financing activities:
Distribution to partners	-	(46,262)
Capital contributions	699	1
Net cash provided by (used in) financing activities	699	(46,261)
Increase in cash and cash equivalents	699	5,625
Cash and cash equivalents at the beginning of the period	-	699
Cash and cash equivalent at the end of the period	$ 699	$ 6,324

Non-cash activities:
Receivables on account of capital contribution	$ 1	$ -
Accrued distribution to partners	$ 862	$ 92

*) The partnership commenced operations on November 1, 2003.

The accompanying notes are an integral part of the financial statements.

____ 40 ____

TWINSYS DATA STORAGE LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:-    GENERAL

a.     Twinsys Data Storage Limited Partnership (the "Partnership"), was formed in Israel on July 30, 2003, by Twinsys Ltd., an Israeli corporation ("the General Partner"), M-Systems Flash Disk Pioneers Ltd., an Israeli corporation, and First Flash Ltd., an Israeli corporation wholly owned by Toshiba Corporation ("the Partners"), in accordance with the Israeli Partnership Ordinance. The Partnership commenced operations on November 1, 2003.

The General Partner and the Partners respective percentage interests are:

49.9% of the Partnership' assets, liabilities, revenues and costs will be attributable to each of the Partners and the remaining 0.2% of the Partnership's assets, liabilities, revenues and costs will be allocated to the General Partner.

The Partnership shall be terminated on July 30, 2013, unless sooner terminated or extended by the express written agreement of all of the Partners.

b.     The Partnership is designed to enable the Partners to benefit from a portion of each party's respective sales of USB flash drives. Each of the Limited Partners invested an initial amount of $ 350 in the Partnership. The Partners have obligations to conduct a portion of their USB flash drive business through the Partnership, and thus each will receive a percentage of the income attributable to the portion of sales of the USB flash drives generated by the other party through the Partnership.

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES

The Partnership's financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires the management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial statements in U.S. dollars:

Substantially all of the revenues of the Partnership are generated in U.S. dollars ("dollars"). In addition, a substantial portion of the Partnership's costs is incurred in dollars. Therefore, management believes that the dollar is the primary currency in the economic environment in which the Partnership operates, and accordingly the dollar is the functional and reporting currency of the partnership. Monetary accounts maintained in currencies other than the dollar and transactions in currencies other than the dollar are remeasured into U.S. dollars, in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses from the remeasurement are reflected in the statement of income.

____ 41 ____

TWINSYS DATA STORAGE LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Cash Equivalents:

Cash equivalents are short-term, highly liquid investments that are readily convertible into cash, with original maturities of three months or less.

Inventories:

Inventories are stated at the lower of cost or market value. Inventory cost is determined using the moving average cost method.

Taxes on Income:

No provision has been made for income taxes in the accompanying financial statements since the partnership is not subject to taxation as the partners are taxed on the partnership's income.

Revenue Recognition:

The Partnership generates its revenues from selling its data storage products to the Partners.

Revenues from product sales are recognized in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB No. 104"), when delivery has occurred, persuasive evidence of an arrangement exists, the vendor's fee is fixed or determinable, no further obligation exists, and collectibility is probable.

Warranty obligations are incurred by a partner. Therefore the partnership does not provide a provision for warranties

Concentrations of Credit Risk:

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalents and receivables.

Cash and cash equivalents are invested with major banks in Israel. Management believes that the financial institutions that hold the investments of the Partnership are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

Trade receivables consist only of trade receivables from related parties which are financially sound entities. Accordingly, minimal credit risk exists in respect of these receivables.

The Partnership has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Fair Value Of Financial Instruments:

The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, and trade payables approximate their fair value due to the short-term maturities of such instruments.

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TWINSYS DATA STORAGE LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Impact Of Recently Issued Accounting Standards:

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4.". SFAS No. 151 amends Accounting Research Bulletin ("ARB") No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities. SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The partnership does not expect that the adoption of SFAS No. 151 will have a material effect on its financial position or results of operations.

Reclassification:

Certain 2003 figures have been reclassified to conform to the 2004 presentation.

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TWINSYS DATA STORAGE LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:-    INVENTORIES

	December 31,	December 31,
	2003	2004
Raw materials	$3,643	$4,253
Work in progress	1,182	393
	$4,825	$4,646

Majority of raw materials are purchased from the Partners.

NOTE 4:-    PARTNERS' CAPITAL

a.     Partners contributions:

As of December 31, 2003, each of the Limited Partners invested an initial amount of approximately $ 350 in the Partnership.

b.     Distributions:

In accordance with the Partnership agreements, within ninety (90) days after the end of the second and forth quarter of each fiscal year of the Partnership, and subject to the Israeli Partnership Ordinance and other applicable laws, the Partnership shall distribute its available cash (if any) to the Partners. Any distribution of cash and other property by the Partnership shall be made in accordance with the Partners' respective percentage interests.

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